UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 8, 2008

WESTLAKE CHEMICAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32260	76-0346924
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2801 Post Oak Boulevard, Suite 600
Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 960-9111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 8, 2008, Westlake Chemical Corporation and certain of its subsidiaries (collectively, the “Company”) entered into an amendment and restatement (the “Amendment”) of the Credit Agreement dated as of July 31, 2003, as heretofore amended (as so amended, the “Revolving Credit Agreement”), by and among the financial institutions party thereto, as lenders (collectively, the “Lenders”), Bank of America, N.A., as agent, and Westlake Chemical Corporation and certain of its subsidiaries, as borrowers, relating to a $300 million senior secured revolving credit facility.

The Amendment, among other things, increased the amount of the Lenders’ aggregate commitments under the Revolving Credit Agreement from $300 million to $400 million, and generally increased the interest rates and fees payable under the Revolving Credit Agreement.

Prior to March 1, 2009, any borrowings under the Revolving Credit Agreement will bear interest at either LIBOR plus 2.25% or base rate plus 0.75%. On and from March 1, 2009, all interest rates under the facility will be subject to monthly grid pricing adjustments based on the prior month’s average daily credit availability ranging from a 0.50% to 1.25% per annum margin for base rate loans and a 2.0% to 2.75% per annum margin for LIBOR loans. The revolving credit facility also requires an unused availability fee of 0.625% per annum if average daily borrowings outstanding are less than 50% of the total commitments or 0.50% per annum in all other cases. The facility matures on September 8, 2013. As of September 8, 2008, no borrowings were outstanding under the Revolving Credit Agreement.

The Amendment is filed as Exhibit 10.1 to this report and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please refer to the information set forth in Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(d)

10.1 Amended and Restated Credit Agreement dated as of September 8, 2008 by and among the financial institutions party thereto, as lenders, Bank of America, N.A., as agent, Westlake and certain of its domestic subsidiaries, as borrowers, relating to a $400 million senior secured revolving credit facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTLAKE CHEMICAL CORPORATION

By:	/s/ Albert Chao
Albert Chao President and Chief Executive Officer

Date: September 11, 2008

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